Item 77C

ASSET MANAGEMENT PORTFOLIO

The Proxy Statement on Schedule 14A for Asset Management Portfolio (the "Portfolio") (File No. 811-6699), is incorporated by reference to the Definitive Proxy Statement for such fund filed with the Securities and Exchange Commission on June 18, 2002. In addition, the Shareholder Meeting Results for the Portfolio are incorporated by reference to the Annual Report to Shareholders for such fund filed with the Securities and Exchange Commission on November 29, 2002.